UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2011

ANSWERS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-32255	98-0202855
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

237 West 35th Street, Suite 1101 New York, NY	10001
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (646) 502-4777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 2, 2011, Answers Corporation, a Delaware corporation (“Answers.com”), AFCV Holdings, LLC, a Delaware limited liability company (“AFCV”), and A-Team Acquisition Sub, Inc., an indirect wholly owned subsidiary of AFCV and a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Answers.com (the “Merger”), with Answers.com continuing as the surviving corporation and a wholly owned subsidiary of AFCV.

In connection with, and concurrently with, the execution and delivery of the Merger Agreement, Robert Rosenschein, Answers.com’s Chief Executive Officer, and affiliates of Redpoint Ventures, principal stockholders of Answers.com, entered into voting agreements with Answers.com and AFCV pursuant to which they committed to vote all of their shares of Answers.com stock in favor of the Merger, as more fully described below.

The Merger Agreement

At the effective time and as a result of the Merger, each outstanding share of Answers.com common stock, other than shares owned by Answers.com, AFCV, or Merger Sub and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be cancelled and automatically converted into the right to receive $10.50 in cash, without interest.

Consummation of the Merger is subject to certain conditions, including (i) the adoption of the Merger Agreement by Answers.com’s stockholders, (ii) the absence of any law or order prohibiting the closing, (iii) the expiration or termination of the applicable Hart-Scott-Rodino waiting period, (iv) subject to certain qualifications, the accuracy of the parties’ representations and warranties, (v) the condition that Answers.com have a specified amount of unrestricted cash on hand immediately prior to the effective time of the Merger, (vi) the absence of any material adverse effect on Answers.com, and (vii) certain other customary closing conditions.

Answers.com and AFCV have made customary representations, warranties and covenants in the Merger Agreement, including, among others, a covenant by Answers.com to conduct its business in the ordinary course consistent with past practice between the execution date of the Merger Agreement and consummation of the Merger and a covenant by the parties to use reasonable best efforts to cause the Merger to be consummated.  In addition, Answers.com has agreed (i) to cause a meeting of its stockholders to be held to consider the Merger Agreement, (ii) that, subject to certain exceptions, its board of directors will recommend adoption of the Merger Agreement by Answers.com’s stockholders, and (iii) not to solicit proposals relating to alternative transactions.  Prior to adoption of the Merger Agreement by Answers.com’s stockholders, Answers.com’s board of directors may, in certain circumstances and subject to certain to conditions specified in the Merger Agreement, change its recommendation with respect to the Merger in response to an unsolicited Superior Proposal or an Intervening Event (as those terms are defined in the Merger Agreement).  The Merger Agreement also contains other customary terms and provisions.

Upon termination under certain circumstances, Answers.com would be required to pay AFCV a termination fee of $4.6M.  The Merger Agreement also provides that, upon termination under certain other circumstances, AFCV would be required to pay Answers.com a termination fee of $7.6M.  In addition, upon termination under certain circumstances, Answers.com would be required to reimburse AFCV for expenses, up to $1M.  The Merger Agreement also provides that, upon termination under certain other circumstances, AFCV would be required to reimburse Answers.com for expenses, up to $1M.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

The Voting Agreement

On February 2, 2011, as an inducement for AFCV and Merger Sub to enter into the Merger Agreement, (i) Robert Rosenschein, Answers.com’s Chief Executive Officer, and (ii) certain investment entities affiliated with Redpoint Ventures (collectively, “Redpoint” and, together with Mr. Rosenschein, the “Supporting Stockholders”), which collectively own approximately 27.2% of the outstanding shares of Answers.com stock, with Redpoint voting on an as converted basis, have each entered into a Voting Agreement (each, a “Voting Agreement” and, together, the “Voting Agreements”), including an irrevocable proxy, with Answers.com and AFCV.  Mr. Rosenschein entered into his Voting Agreement solely in his capacity as a stockholder of Answers.com and not in his capacity as a director or officer of Answers.com.  The Voting Agreements provide that the Supporting Stockholders will vote (or cause to be voted) all of their shares of Answers.com stock (i) in favor of, among other things, the adoption of the Merger Agreement and (ii) against, among other things, any alternative business combination involving Answers.com.

Each Supporting Stockholder has also granted an irrevocable proxy appointing certain representatives of AFCV as such Supporting Stockholder’s attorney-in-fact to vote his or its shares covered by the aforementioned voting obligations as required by the Voting Agreements.

Each Supporting Stockholder has also agreed that, other than according to the terms of the applicable Voting Agreement, such Supporting Stockholder will not (i) grant any proxies or enter into any agreement or understanding with respect to the voting of any shares of Answers.com stock or (ii) subject to certain limited exceptions, transfer, sell, pledge or otherwise dispose of any shares of Answers.com stock during the term of such Voting Agreement.

The Voting Agreement will terminate upon the earlier of (i) the termination of the Merger Agreement, and (ii) such date and time as the Merger becomes effective pursuant to the terms of the Merger Agreement.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Voting Agreements, which are filed as Exhibits 10.1 and 10.2 hereto, and are incorporated into this report by reference.

Additional Information and Where to Find It

Answers.com intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the merger described in the press release referenced above.  The definitive proxy statement will be sent or given to the stockholders of Answers.com.  Before making any voting or investment decision with respect to the merger, stockholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger.  The proxy statement and other relevant materials (when they become available), and any other documents filed by Answers.com with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at Answers.com’s website at http://ir.answers.com/sec.cfm.  In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting The Blueshirt Group at (212) 551-1453.

Participants in the Solicitation

Answers.com and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Answers.com in connection with the merger.  Information about the directors and executive officers of Answers.com is set forth in its proxy statement on Schedule 14A filed with the SEC on July 27, 2010 and Answers.com’s Annual Report on Form 10-K filed on March 8, 2010 and subsequent amendments. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Answers.com intends to file with the SEC.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 2, 2011, by and among Answers Corporation, AFCV Holdings, LLC and A-Team Acquisition Sub, Inc.

10.1	Voting Agreement, dated as of February 2, 2011, by and among Answers Corporation, AFCV Holdings, LLC and Robert Rosenschein

10.2	Voting Agreement, dated as of February 2, 2011, by and among Answers Corporation, AFCV Holdings, LLC, Redpoint Omega, L.P. and Redpoint Omega Associates, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Answers Corporation

Date:	February 4, 2011	By:	/s/ Caleb A. Chill
			Name:	Caleb A. Chill
			Title:	VP General Counsel & Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 2, 2011, by and among Answers Corporation, AFCV Holdings, LLC and A-Team Acquisition Sub, Inc.

10.1	Voting Agreement, dated as of February 2, 2011, by and among Answers Corporation, AFCV Holdings, LLC and Robert Rosenschein

10.2	Voting Agreement, dated as of February 2, 2011, by and among Answers Corporation, AFCV Holdings, LLC, Redpoint Omega, L.P. and Redpoint Omega Associates, LLC